Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 4, 2007, which includes an explanatory paragraph for a going concern matter and the adoption of SFAS 123R “Share Based Payment”, accompanying the consolidated financial statements and schedule of Digital Lightwave, Inc. that are included in the Company’s Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of Digital Lightwave, Inc., on Form S-8 (File No. 333-99683, effective September 17, 2002) and on Form S-3 (File No. 333-116531, effective July, 2004).

/s/ GRANT THORNTON, LLP

Tampa, Florida

April 4, 2007